Exhibit 99.4

Analysis of Activity in the Collection Account during the Quarter

Aircraft Finance makes payments on the Notes monthly on the 15th of each month, or the next business day if the 15th is not a business day (the "Payment Date"). The amount of cash available for payment is determined on the Calculation Date, which is defined as being four business days prior to the Payment Date. For the purposes of this report, the unaudited "Three Month Period" comprises information from the three Monthly Reports to Noteholders through December 15, 2000 and the unaudited "Cumulative to Date", comprises information from all of the Monthly Reports to Noteholders since the Closing Date, May 5, 1999, through December 15, 2000. This data has been prepared by management and was not subject to a review or examination by the external auditors.

The April 21, 1999 Offering Memorandum (the "Offering Memorandum") contains assumptions in respect of Aircraft Finance's future cash flows and expenses (the "Assumed Case"). The following reports contain an analysis of the actual cash flows versus the Assumed Case for the Three Month Period and Cumulative to Date.



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


                             Aircraft Finance Trust
                        Asset Backed Notes, Series 1999-1
                      Actual Cash Flows versus Assumed Case
                        May 5, 1999 to December 15, 2000
                                   (unaudited)

                                                  Cumulative to Date                  As % of Assumed Gross Lease Revenue
                                     ----------------------------------------------   -------------------------------------
                                         Actual          Assumed       Variance         Actual      Assumed     Variance
                                     ----------------------------------------------   -------------------------------------

CASH COLLECTIONS
Lease rentals                            217,204,725     217,204,725             0        100.00%      100.00%       0.00%
- Renegotiated leases                      (405,265)               0     (405,265)         -0.19%        0.00%      -0.19%
- Rental resets                          (2,155,629)               0   (2,155,629)         -0.99%        0.00%      -0.99%
- Excess rents at closing                  5,924,523               0     5,924,523          2.73%        0.00%       2.73%
                                     ----------------------------------------------   -------------------------------------
Contracted lease rentals                 220,568,354     217,204,725     3,363,629        101.55%      100.00%       1.55%

Movement in current arrears balance        (618,725)               0     (618,725)         -0.28%        0.00%      -0.28%
Less net stress related costs
- Bad debts                              (2,173,418)     (2,177,996)         4,578         -1.00%       -1.00%       0.00%
- AOG                                    (2,298,627)     (6,533,989)     4,235,362         -1.06%       -3.01%       1.95%
- Other leasing income                       320,370               0       320,370          0.15%        0.00%       0.15%
                                     ----------------------------------------------   -------------------------------------
Sub-total                                (4,770,400)     (8,711,985)     3,941,585         -2.20%       -4.01%       1.81%

Net lease revenues                       215,797,954     208,492,740     7,305,214         99.35%       95.99%       3.36%
                                     ----------------------------------------------   -------------------------------------

Investment income                          7,654,734       4,796,355     2,858,379          3.52%        2.21%       1.32%

Maintenance receipts                      30,797,982                    30,797,982         14.18%                   14.18%
Maintenance disbursements               (15,125,923)                  (15,125,923)         -6.96%                   -6.96%
                                     ----------------------------------------------   -------------------------------------
Net maintenance                           15,672,059               0    15,672,059          7.22%        0.00%       7.22%

                                     ----------------------------------------------   -------------------------------------
          Total cash collections         239,124,747     213,289,095    25,835,652        110.09%       98.20%      11.89%
                                     ==============================================   =====================================

CASH EXPENSES
Aircraft operating expenses              (4,663,432)     (8,711,985)     4,048,553         -2.15%       -4.01%       1.86%

SG&A expenses
Aircraft servicer fees                   (7,156,758)     (7,096,352)      (60,406)         -3.29%       -3.27%      -0.03%
Other                                    (2,245,584)     (3,325,000)     1,079,416         -1.03%       -1.53%       0.50%
                                     ----------------------------------------------   -------------------------------------
Sub-total                                (9,402,342)    (10,421,352)     1,019,010         -4.33%       -4.80%       0.47%

                                     ----------------------------------------------   -------------------------------------
          Total cash expenses           (14,065,774)    (19,133,337)     5,067,563         -6.48%       -8.81%       2.33%
                                     ==============================================   =====================================

NET CASH COLLECTIONS
Total cash collections                   239,124,747     213,289,095    25,835,652        110.09%       98.20%      11.89%
Total cash expenses                     (14,065,774)    (19,133,337)     5,067,563         -6.48%       -8.81%       2.33%
Movement in expense account             (16,181,007)               0  (16,181,007)         -7.45%        0.00%      -7.45%
Interest payments                      (131,565,549)   (115,723,798)  (15,841,751)        -60.57%      -53.28%      -7.29%
Swap receipts (payments)                   4,844,962     (8,271,266)    13,116,228          2.23%       -3.81%       6.04%

                                     ----------------------------------------------   -------------------------------------
          Total                           82,157,379      70,160,694    11,996,685         37.82%       32.30%       5.52%
                                     ==============================================   =====================================

Principal payments
A1                                                 0               0             0          0.00%        0.00%       0.00%
A2                                      (77,199,278)    (65,229,662)  (11,969,616)        -35.54%      -30.03%      -5.51%
B                                        (4,958,101)     (4,931,032)      (27,069)         -2.28%       -2.27%      -0.01%
C                                                  0               0             0          0.00%        0.00%       0.00%
D                                                  0               0             0          0.00%        0.00%       0.00%
                                     ----------------------------------------------   -------------------------------------
          Total                         (82,157,379)    (70,160,694)  (11,996,685)        -37.82%      -32.30%      -5.52%
                                     ==============================================   =====================================

                             Aircraft Finance Trust
                        Asset Backed Notes, Series 1999-1
                      Actual Cash Flows versus Assumed Case
                     September 16, 2000 to December 15, 2000
                                   (unaudited)

                                        Three Months ended December 15, 2000       As % of Assumed Gross Lease Revenue
                                     -------------------------------------------   -------------------------------------
                                         Actual        Assumed      Variance          Actual      Assumed    Variance
                                     -------------------------------------------   -------------------------------------

CASH COLLECTIONS
Lease rentals                            33,878,617    33,878,617             0         100.00%     100.00%       0.00%
- Renegotiated leases                      (24,470)             0      (24,470)          -0.07%       0.00%      -0.07%
- Rental resets                         (1,368,325)             0   (1,368,325)          -4.04%       0.00%      -4.04%
                                     -------------------------------------------   -------------------------------------
Contracted lease rentals                 32,485,822    33,878,617   (1,392,795)          95.89%     100.00%      -4.11%

Movement in current arrears balance         263,885             0       263,885           0.78%       0.00%       0.78%
Less net stress related costs
- Bad debts                                       0     (339,714)       339,714           0.00%      -1.00%       1.00%
- AOG                                     (737,533)   (1,019,142)       281,609          -2.18%      -3.01%       0.83%
- Other leasing income                       35,810             0        35,810           0.11%       0.00%       0.11%
                                     -------------------------------------------   -------------------------------------
Sub-total                                 (437,838)   (1,358,856)       921,018          -1.29%      -4.01%       2.72%

Net lease revenues                       32,047,984    32,519,761     (471,777)          94.60%      95.99%      -1.39%
                                     -------------------------------------------   -------------------------------------

Investment income                         1,442,380       740,810       701,570           4.26%       2.19%       2.07%

Maintenance receipts                      5,519,813                   5,519,813          16.29%                  16.29%
Maintenance disbursements               (1,673,277)                 (1,673,277)          -4.94%                  -4.94%
                                     -------------------------------------------   -------------------------------------
Net maintenance                           3,846,536             0     3,846,536          11.35%       0.00%      11.35%

                                     -------------------------------------------   -------------------------------------
          Total cash collections         37,336,900    33,260,571     4,076,329         110.21%      98.18%      12.03%
                                     ===========================================   =====================================

CASH EXPENSES
Aircraft operating expenses             (2,227,104)   (1,358,856)     (868,248)          -6.57%      -4.01%      -2.56%

SG&A expenses
Aircraft servicer fees                  (1,087,935)   (1,112,327)        24,392          -3.21%      -3.28%       0.07%
Other                                     (242,683)     (525,000)       282,317          -0.72%      -1.55%       0.83%
                                     -------------------------------------------   -------------------------------------
Sub-total                               (1,330,618)   (1,637,327)       306,709          -3.93%      -4.83%       0.91%

                                     -------------------------------------------   -------------------------------------
          Total cash expenses           (3,557,722)   (2,996,183)     (561,539)         -10.50%      -8.84%      -1.66%
                                     ===========================================   =====================================

NET CASH COLLECTIONS
Total cash collections                   37,336,900    33,260,571     4,076,329         110.21%      98.18%      12.03%
Total cash expenses                     (3,557,722)   (2,996,183)     (561,539)         -10.50%      -8.84%      -1.66%
Movement in expense account               1,840,417             0     1,840,417           5.43%       0.00%       5.43%
Interest payments                      (21,467,396)  (17,458,033)   (4,009,363)         -63.37%     -51.53%     -11.83%
Swap receipts (payments)                  2,237,628   (1,319,700)     3,557,328           6.60%      -3.90%      10.50%

                                     -------------------------------------------   -------------------------------------
          Total                          16,389,827    11,486,655     4,903,172          48.38%      33.91%      14.47%
                                     ===========================================   =====================================

Principal payments
A1                                                0             0             0           0.00%       0.00%       0.00%
A2                                     (15,128,914)  (10,192,684)   (4,936,230)         -44.66%     -30.09%     -14.57%
B                                       (1,260,913)   (1,293,971)        33,058          -3.72%      -3.82%       0.10%
C                                                 0             0             0           0.00%       0.00%       0.00%
D                                                 0             0             0           0.00%       0.00%       0.00%
                                     -------------------------------------------   -------------------------------------
          Total                        (16,389,827)  (11,486,655)   (4,903,172)         -48.38%     -33.91%     -14.47%
                                     ===========================================   =====================================

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




Notes:

The line item descriptions below should be read in conjunction with the Actual Cash Flows versus Assumed Case reports provided above.

Lease rentals. Lease rentals refers to gross revenue based on the assumptions in the offering memorandum dated April 21, 1999.

Renegotiated leases. Renegotiated leases refer to the loss in rental revenue caused by a lessee negotiating a reduction in the lease rental. This can be a permanent reduction over the remaining lease term in exchange for other contractual concessions or a result of seasonal adjustments in the monthly rental amount or timing differences between the assumed case and actual rent payment due dates.

Rental resets. Rental resets are a measure of the gain or loss in rental revenue when new lease rates are different from those assumed in the Assumed Case, including lease rate adjustments for changes in interest rates on floating rate leases, lease extensions or renewals with current lessees at the end of the lease term.

Excess rents at closing. Excess rents at Closing refer to the excess of the actual rental revenue over the anticipated rental revenue under the Assumed Case. Aircraft Finance received rents from April 29, 1999 forward and pro-rated rental payment from the seller, for rents earned by Aircraft Finance, but received by the seller(s) prior to the close of Aircraft Finance.

Contracted lease rentals. Contracted lease rentals represent the current contracted lease rental rollout which equates to the Assumed Case lease rentals less adjustments for renegotiated leases, rental resets and excess rent at closing.

Movement in current arrears balance. Movement in current arrears balance is the total contracted lease rentals outstanding from current lessees at a given date and excludes any amounts classified as bad debts.

Net stress-related costs. Net stress-related costs is a combination of all the factors which can cause actual lease rentals received to differ from the contracted lease rentals. The Assumed Case estimated net stress-related costs based on a percentage of the sum of the Assumed Case lease rentals and the interest on the lease rentals.

Bad debts. Bad debts are total contracted lease rentals in arrears, net of security deposits drawn down, owed by lessees who have defaulted and which are deemed irrecoverable. Rental arrears from non-accrual lessees are reclassified to Bad Debts when the aircraft is redelivered from the lessee.

Aircraft on ground ("AOG"). AOG is defined as the Assumed Case lease rental lost when an aircraft is off-lease and non-revenue earning.

Other leasing income. Other leasing income consists of miscellaneous income received in connection with a lease other than contracted rentals, maintenance receipts and security deposits, such as early termination payments or default interest.

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


Net lease rentals. Net lease rentals is contracted lease rentals less any movement in current arrears balance and net stress-related costs.

Interest earned. Interest earned mainly relates to interest received on cash balances held in the collection, expense and certain lessee funded accounts. Cash held in the collection account consists of the cash liquidity reserve amount of $52 million, in addition to the intra-month cash balances for all the rentals and maintenance payments collected prior to the monthly payment date. The expense account contains cash set aside to pay for expenses which are expected to be payable over the next five months. Lessee funded accounts consist of cash security deposits. In most instances, interest earned from the lessee funded accounts, accrues in favor of Aircraft Finance.

Net maintenance. Net maintenance refers to maintenance reserve revenue received less any maintenance reimbursements paid. The Assumed Case assumes that, over time, maintenance revenue will equal maintenance expenditures. However, it is unlikely that in any particular note payment period, maintenance revenue will exactly equal maintenance expenses.

Aircraft   operating   expenses.   Aircraft   operating  expenses  includes  all
operational costs related to the leasing of an aircraft including costs of re-leasing, repossession and other overhead costs.

Aircraft servicer fees. Aircraft servicer fees are amounts paid to the aircraft servicer, GE Capital Aviation Services Ltd., in accordance with the terms of the servicing agreement.

Other. Other relates to fees and expenses paid to and for other service providers including the administrative agent, financial advisor, legal advisors, auditors, rating agencies, the trustees, and other selling, general and administrative expenses.

Movement in expense account. Movement in expense account relates to increases or decreases in the accrued expense amounts transferred in or out of the expense account.

Interest payments. Interest payments represent the amount of interest paid on Aircraft Finance's outstanding classes of Notes issued on May 5, 1999.

Swap receipts (payments). According to the terms of the interest rate swap agreements, Aircraft Finance pays a fixed rate of interest on the notional amount of the swaps to the counterparty and in turn the counterparty pays Aircraft Finance a rate of interest on the notional amount based on the 30 day LIBOR rate, which will results in monthly net swap payments paid or received.


                                    99